SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:


[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss.240.14a-12


                           Northland Cranberries, Inc.
                           ---------------------------
                (Name of Registrant as Specified in its Charter)

           -----------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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           pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the
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      4)   Date Filed:

                            [PRINTER TO INSERT LOGO]

                           NORTHLAND CRANBERRIES, INC.

                      800 First Avenue South, P.O. Box 8020
                     Wisconsin Rapids, Wisconsin 54495-8020

                              --------------------

                  NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD JANUARY 30, 2002

                              --------------------

TO OUR SHAREHOLDERS:


          We would like to invite you to attend our 2002 annual meeting of shareholders on Wednesday, January 30, 2002 at 3:00 p.m. at the Boca Raton Marriott, 5150 Town Center Circle, Boca Raton, Florida. As we describe in the accompanying proxy statement, we will be voting on the following matters:


     1.   election of six directors;

     2. a proposal to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of Class A Common Stock, $.01 par value, from 60,000,000 to 150,000,000;

     3. a proposal to approve an amendment to our Articles of Incorporation which would, generally speaking, allow for certain actions to be taken by written consent of less than all of our shareholders; and

     4.   any other business that may properly come before the annual meeting.


     Please be aware that all share information included in the accompanying proxy statement gives effect to the one-for-four reverse stock split of our common stock that occurred at the close of business on November 5, 2001.

     We have enclosed a proxy card along with this proxy statement. Your vote is important, no matter how many shares you own. Even if you plan to attend the annual meeting, please complete, date and sign the proxy card and mail it as soon as you can in the envelope we have provided. If you attend the annual meeting, then you can revoke your proxy and vote your shares in person if you would like.


     Thank you for your continued support. We look forward to seeing you at the annual meeting.


                                        NORTHLAND CRANBERRIES, INC.

                                        [PRINTER TO INSERT SIGNATURE]

                                        Kenneth A. Iwinski
                                        Vice President - Legal and
                                        Secretary

Wisconsin Rapids, Wisconsin
December 21, 2001

                                PRELIMINARY COPY

                           FREQUENTLY ASKED QUESTIONS

Q:   Why have I received this proxy statement?

     Our Board of Directors has sent you this proxy statement, starting around December 21, 2001, to ask for your vote as a Northland shareholder on certain matters to be voted on at our upcoming annual shareholders' meeting.

Q:   What am I voting on?

     You will vote to elect six directors. You will also vote on proposals to approve amendments to our Articles of Incorporation to (i) increase the number of our authorized Class A shares from 60,000,000 to 150,000,000, and
     (ii) allow for certain actions to be taken by written consent of less than all of our shareholders. Our Board of Directors is not currently aware of any other matter which will be presented for your vote at the annual meeting.

Q:   Do I need to attend the annual meeting in order to vote? How do I vote?

     No. You can vote either in person by ballot at the annual meeting or by completing and mailing the enclosed proxy card.

Q:   Who is entitled to vote?

     If you owned shares as of the close of business on December 13, 2001 (the Record Date), you are entitled to vote. You will be entitled to one vote per share for each Class A share you owned on the Record Date.

Q:   How many shares of Northland's stock are entitled to vote?

     As of the Record Date, there were 49,826,455 Class A shares and 1,668,885 shares of Series A Preferred Stock outstanding and entitled to vote at the annual meeting. Since Series A Preferred shares are currently entitled to 25 votes per share, there are 91,548,580 votes represented by all shares entitled to vote as of the Record Date. The Class A shares and the Series A Preferred shares will vote together as one group on all matters. The Class A shares will also vote separately as a single voting group on the proposal to approve an amendment to our Articles of Incorporation to increase our authorized Class A shares.

Q:   What constitutes a quorum?

     A "quorum" refers to the number of shares that must be in attendance at a meeting to lawfully conduct business. A majority of the combined votes of the Class A shares and Series A Preferred shares entitled to be cast, or shares representing at least 45,774,291 votes, will represent a quorum for the purposes of electing directors and approving the amendments to the Articles of Incorporation. Additionally, a majority of the votes of the Class A shares, or shares representing at least 24,913,228 votes, will represent a quorum for the purpose of the separate vote by the Class A shares as a single voting group on the proposal to approve an amendment to our Articles of Incorporation to increase our authorized Class A shares. Our majority shareholder, Sun Northland, LLC, which we refer to as "Sun Northland," owns sufficient Class A shares and Series A Preferred shares to assure a quorum of both the Class A shares and Series A Preferred shares at the annual meeting.

Q:   What happens if I sign and return my proxy card but do not mark my vote?

     The individuals named in the proxy card, as proxies, will vote your shares to elect the Board's nominees for director, for approval of the amendments to our Articles of Incorporation, and in their best judgment on other matters that may properly come before the annual meeting.

Q:   Who will count the votes?

     Computershare Investor Services, LLC, our transfer agent, will count the votes and act as inspector of elections.

Q:   Who is Northland's largest shareholder?

     As of the Record Date, Sun Northland, an affiliate of Sun Capital Partners, Inc., a private investment firm, owned 37,122,695 Class A shares and 1,668,885 Series A Preferred shares, and had voting control over an additional 7,618,987 Class A shares. Sun Northland's holdings represent in total approximately 94.4% of our voting power. You can read more about share ownership information beginning on page 6.

                                  RESTRUCTURING


          On November 6, 2001, we consummated a series of transactions with Sun Northland, members of our then-current bank group and our new secured lenders, Foothill Capital Corporation and Ableco Finance LLC, that resulted in the restructuring of our debt and equity capital structure and a change of control of the company. We refer to these transactions collectively as the "Restructuring." Generally speaking, in the Restructuring, Sun Northland entered into certain Assignment, Assumption and Release Agreements with members of our then-current bank group which gave Sun Northland, or its assignee, the right to acquire our indebtedness held by members of our then-current bank group in exchange for a total of approximately $38.4 million in cash, as well as our issuance of a promissory note in the principal amount of approximately $25.7 million and 7,618,987 Class A shares to certain bank group members who decided to continue as our lenders after the Restructuring. Sun Northland did not provide the foregoing consideration to our former bank group; instead, Sun Northland entered into a Stock Purchase Agreement with us (which we refer to as the "Purchase Agreement"), pursuant to which Sun Northland assigned its rights to those Assignment, Assumption and Release Agreements to us and gave us $7,000,000 in cash, in exchange for (i) 37,122,695 Class A shares, (ii) 1,668,885 Series A Preferred shares (each of which will convert automatically into 25 Class A shares upon adoption of Proposal Two described in this proxy statement, and each of which currently has 25 votes), and (iii) 100 shares of our newly created Series B Preferred Stock, which were subsequently transferred for nominal consideration to a limited liability company controlled by our Chief Executive Officer. Using funding provided by our new secured lenders and Sun Northland, we acquired a substantial portion of our outstanding indebtedness from the members of our then-current bank group (under the terms of the Assignment, Assumption and Release Agreements that were assigned to us by Sun Northland) in exchange for the consideration noted above, which resulted in the forgiveness of approximately $81.5 million (for financial reporting purposes) of our outstanding indebtedness (or approximately $89.0 million of the aggregate principal and interest due the then-current bank group as of the date of the Restructuring).


          As a result of the Restructuring, Sun Northland controls approximately 94.4% of our total voting power through (i) the Class A shares and Series A Preferred shares we issued to Sun Northland, and (ii) the additional 7,618,987 Class A shares over which Sun Northland exercises voting control pursuant to a Stockholders' Agreement that we entered into with Sun Northland and other shareholders in connection with the Restructuring. Assuming conversion of the Series A Preferred shares and full vesting over time of the options to acquire Class A shares that we issued to key employees in the Restructuring, Sun Northland owns approximately 77.5% of our fully-diluted Class A shares. Sun Northland has voting control over a sufficient number of Class A shares and Series A Preferred shares to assure adoption of all proposals being submitted to shareholders at the annual meeting.

          The cash portion of the purchase price for the shares purchased by Sun Northland pursuant to the Purchase Agreement was paid using funds from the partners of Sun Capital Partners II, LP, an affiliate of Sun Northland.

          Sun Northland is majority owned by Sun Capital Partners II, LP. The general partner of Sun Capital Partners II, LP is Sun Capital Advisors II, LP. The general partner of Sun Capital Advisors II, LP is Sun Capital Partners, LLC. Marc J. Leder and Rodger R. Krouse, two of our directors, each own 50% of the membership interests in Sun Capital Partners, LLC. Messrs. Leder and Krouse are also co-Chief Executive Officers of Sun Northland.

                       PROPOSAL ONE: ELECTION OF DIRECTORS

Director Nominees

          At the annual meeting, you will elect six directors to hold office until our next annual meeting and until their successors are duly qualified and elected. Our Board of Directors, which we refer to as the "Board," has nominated six people for election. The individuals named in the proxy card, as proxies, intend to vote all proxies received for the election of all of the Board's nominees. If a nominee becomes unable to serve as a director before the annual meeting, then the proxies will also vote for another person that the Board may recommend in place of that nominee.

          The Purchase Agreement required that all of our directors serving prior to the Restructuring (except Mr. Swendrowski) resign from the Board effective upon consummation of the Restructuring. As a result, Mr. Swendrowski is currently the only director serving as a shareholder-elected Board member. All of the Board's other nominees were appointed by the Board, as required by Sun Northland under the terms of the Purchase Agreement, to fill vacancies resulting from those resignations, which were effective November 6, 2001.

          Under Wisconsin law, shareholders elect directors by a plurality of the votes cast by shares which are entitled to vote in the election, assuming a quorum is present. For this purpose, "plurality" means that the nominees receiving the largest number of votes will be elected as directors. Any shares which do not vote, whether by abstention, broker non-vote or otherwise, will not affect the election of directors.

          The Board's nominees to serve as our directors, and some important information regarding each nominee, are as follows:

John Swendrowski

          John Swendrowski, 53, is the Chairman of the Board and originally founded Northland in 1987. He has been a director since that time. He has also served as our Chief Executive Officer since our inception in 1987.

Marc J. Leder

          Marc J. Leder, 40, was appointed Vice-Chairman of the Board and Vice President effective November 6, 2001, under the terms of the Purchase Agreement. Mr. Leder has served as Managing Director of Sun Capital Partners, Inc., a private investment firm, since May 1995, and has been engaged in leveraged buyouts and investment banking for more than 15 years, as co-founder and Managing Director of Sun Capital Partners, Inc. and previously as a Senior Vice President of Lehman Brothers (an investment banking firm) in New York. Mr. Leder has been actively involved in all of Sun Capital Partners, Inc.'s investments, as well as in managing its portfolio companies. Mr. Leder is also a director of Catalina Lighting, Inc., and a number of private companies.

Rodger R. Krouse

          Rodger R. Krouse, 40, was appointed Vice-Chairman of the Board and Vice President effective November 6, 2001, under the terms of the Purchase Agreement. Mr. Krouse has served as Managing Director of Sun Capital Partners, Inc. since May 1995, and has been has been engaged in leveraged buyouts and investment banking for more than 15 years, as co-founder and Managing Director of Sun Capital Partners, Inc. and previously as a Senior Vice President of Lehman Brothers in New York. Mr. Krouse has been actively involved in all of Sun Capital Partners, Inc.'s investments, as well as in managing its portfolio companies. Mr. Krouse is also a director of Catalina Lighting, Inc., and a number of private companies.

David L. Kreilein

          David L. Kreilein, 44, was appointed as a director and Vice President effective November 6, 2001, under the terms of the Purchase Agreement. Mr. Kreilein has served as Vice President of Sun Capital Partners, Inc. since September 2001 and has an extensive background in turnarounds and restructurings. Prior to joining Sun Capital Partners, Inc., Mr. Kreilein served as Vice President and Chief Financial Officer of Olan Mills Inc., a photography company, from August 1999 through September 2001; Chief Financial Officer of Gateway Communications Inc., a value added reseller of technology products, from April 1998 through August 1999; and Chief Financial Officer of Hamilton Sorter Company, Inc., a manufacturer of office furniture, from September 1994 through April 1999. Gateway Communications Inc. filed for protection under the federal bankruptcy laws in 1999. Mr. Kreilein is a CPA and began his career with Arthur Andersen, LLP where he provided auditing and profit improvement services to a variety of clients.

Clarence E. Terry

          Clarence E. Terry, 55, was appointed as a director and Vice President effective November 6, 2001, under the terms of the Purchase Agreement. Mr. Terry has served as Managing Director of Sun Capital Partners, Inc. since September 1999, and prior thereto served for 26 years as Vice President of Rain Bird Sprinkler Manufacturing, Inc., a manufacturer of irrigation products. Mr. Terry has served as Chief Executive Officer on an interim basis for the following Sun Capital Partners, Inc. portfolio companies: Eckler Industries, LLC, Carolina Mirror Company, LLC and JTECH Communications, Inc. Mr. Terry is also a director of Catalina Lighting, Inc., and a number of private companies.

Kevin J. Calhoun

          Kevin J. Calhoun, 40, was appointed as a director effective November 6, 2001, under the terms of the Purchase Agreement. Mr. Calhoun has served as Vice President of Sun Capital Partners, Inc. since July 2000, and has 18 years of experience in operations, management information systems, accounting and tax. Prior to joining Sun Capital Partners, Inc., he served as Vice President of The Atlas Companies, Inc., a manufacturer of consumable cutting dies, from September 1998 through July 2000, and as Corporate Controller and subsequently as Chief Financial Officer of The Panda Project, Inc., a developer, manufacturer and marketer of proprietary semiconductor packaging and interconnect devices, from 1996 through July 2000. Mr. Calhoun also worked at Ernst & Young LLP for ten years, most recently as a Senior Manager. Mr. Calhoun served as Chief Financial Officer of several Sun Capital Partners, Inc. portfolio companies and assisted in the implementation of new management information systems for several others. Mr. Calhoun is also a director of Catalina Lighting, Inc., and a number of private companies.

Board Meetings and Committees

          The Board committees on which our directors served in fiscal 2001, as well as how many times the Board and each committee met in fiscal 2001, are discussed below. As required by the Purchase Agreement, all of the members of the Board prior to November 6, 2001 (which date was subsequent to the end of fiscal 2001), with the exception of Mr. Swendrowski, resigned from the Board effective November 6, 2001, and all of the members of the Board listed below, with the exception of Mr. Swendrowski, were appointed by the Board to fill the vacancies created by those resignations, effective November 6, 2001. As a result, none of the current members of the Board, with the exception of Mr. Swendrowski, attended any meetings of the Board or committees of the Board during fiscal 2001. Additionally, as of the date of this proxy statement, the committees listed below that were active in fiscal 2001 have not been reconstituted with members of the new Board, and the new Board has not yet determined what committees, if any, will be formed in the future or who would serve on any such committees.

          During fiscal 2001, Mr. Swendrowski attended all of the regularly scheduled and special meetings of the Board and regularly scheduled and special meetings held by all committees of the Board on which he served during the year. The Board met 17 times in fiscal 2001, and three times during the period from the end of fiscal 2001 to November 6, 2001 (the effective date of the Restructuring). In addition to the committees discussed below, the Board appointed a Special Committee in fiscal 2001 to evaluate and negotiate potential restructuring proposals. The Special Committee met 15 times in fiscal 2001. In addition, the Special Committee met six times during the period from the end of fiscal 2001 to November 6, 2001.

          The Executive Committee of the Board had the authority to act on behalf of the Board between Board meetings, except with respect to matters upon which Wisconsin law does not allow a committee to act. The members of the Executive Committee in fiscal 2001 were Messrs. John Swendrowski (Chairman), LeRoy J. Miles and Robert E. Hawk. The Executive Committee did not meet in fiscal 2001.

          The Audit Committee's principal functions during fiscal 2001 generally included:

          * recommending a firm of independent public accountants to serve as our independent auditors for the next fiscal year;
          *    meeting with and reviewing reports of our independent auditors;
               and

          *    overseeing our quarterly financial reporting process.

          A written charter for the Audit Committee was adopted by the Board in fiscal 2000 and was in effect in fiscal 2001. The new Board is considering whether to repeal that charter. In fiscal 2001, all of the members of the Audit Committee satisfied the requirements for independence set forth in Section 4200(a)(15) of the listing standards of the National Association of Securities Dealers, Inc. The members of the Audit Committee in fiscal 2001 were Messrs. Patrick Brennan (Chairman), John C. Seramur, Jeffrey J. Jones and Pat Richter. The Audit Committee met three times in fiscal 2001 and once during the period from the end of fiscal 2001 to November 6, 2001.

          Prior to the Restructuring, the Compensation and Stock Option Committee generally administered our stock option plans, including granting options to our key employees, and approved the compensation, bonuses and benefits of our officers and key employees. The members of the Compensation and Stock Option Committee in fiscal 2001 were Messrs. Patrick Brennan, John C. Seramur (Chairman) and Pat Richter. The Compensation and Stock Option Committee met once in fiscal 2001.


          We do not have a nominating committee. Our Board as a whole performs the functions that such a committee would otherwise perform. If you would like to propose director nominees for consideration at the annual meeting, then you can do so under our by-laws only by giving our Secretary written notice of your intent to make a nomination not less than 30 days before the annual meeting. You must tell us in your notice, among other things, the nominee's name, biographical data and qualifications.


                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

Stock Ownership


          The following table describes the beneficial ownership of Class A shares as of the Record Date held by (i) each of our directors and those of our executive officers who are named in the Summary Compensation Table below under "Executive Compensation--Summary Compensation Information"; (ii) all of our current directors and executive officers as a group; and (iii) each person or entity that we know beneficially owns more than 5% of our Class A shares. We believe that all of the people listed below have sole voting and investment power over the listed shares, except as we have indicated otherwise in the footnotes.


          The following table assumes the conversion of the 1,668,885 Series A Preferred shares issued to Sun Northland in the Restructuring, which represent all of the Series A Preferred shares outstanding as of the Record Date. Each Series A Preferred share is currently entitled to 25 votes per share and votes together with the Class A shares on all matters submitted to shareholders (except matters on which the Class A shares have a separate class vote by law). Each Series A Preferred share will convert automatically into 25 Class A shares upon the approval of the proposed amendment to our Articles of Incorporation contemplated by Proposal Two described in this proxy statement.

                                                                                    Percentage of
                                                                                      Class and
                                                        Class A Shares                Aggregate
                                                         Beneficially                   Voting
Name of Individual or Entity                              Owned (1)                     Power
----------------------------------------------------------------------------------------------------

                                  Directors and Executive Officers
John Swendrowski (2)                                   253,721(3)                         *

Robert E. Hawk                                         82,513 (4)                         *

Ricke A. Kress                                          1,750 (5)                         *

Steven E. Klus                                          3,425 (6)                         *

William J. Haddow                                      17,825 (7)                         *

David J. Lukas                                         17,325 (8)                         *

Marc. J. Leder                                     86,463,807 (9)(11)                   94.4%

Rodger R. Krouse                                   86,463,807 (9)(11)                   94.4%

David Kreilein                                             --                             --

Clarence E. Terry                                          --                             --

Kevin J. Calhoun                                           --                             --


All directors and executive officers                   86,780,594                       94.7%
  as a group (14 persons) (10)


                                     Other Five Percent Holders

Sun Northland, LLC, Sun Capital Partners               86,463,807                       94.4%
II, LP, Sun Capital Advisors II, LP, Sun
Capital Partners, LLC (11)

U.S. Bank National Association (12)                     4,658,873                     5.1% (13)

--------------------------------
*Denotes less than 1%.

(1)  All share information gives effect to the one-for-four reverse stock split of our common stock that occurred at the close of business on November 5, 2001.

(2)  On November 5, 2001, prior to the effectiveness of our one-for-four reverse stock split, Mr.
     Swendrowski converted 348,204 shares of our Class B Common Stock into 348,204 Class A shares under the terms of our Articles of Incorporation. As a result, Mr. Swendrowski no longer owns any Class B shares. There are no longer any Class B shares issued or outstanding. In addition, the 100 shares of our Series B Preferred Stock that we originally issued to Sun Northland in the
     Restructuring


                                       7

     were subsequently transferred by Sun Northland for nominal consideration to a limited liability company whose managing member is Mr. Swendrowski.  Mr. Swendrowski beneficially owns all 100
     Series B Preferred shares.

(3)  The Class A shares listed include (i) 105,370 shares which Mr. Swendrowski owns directly; (ii)
     4,750 shares owned by a charitable foundation with respect to which he shares voting and investment power; (iii) 3,684 shares which are owned by members of Mr. Swendrowki's family and with respect to which he shares voting and investment power; (iv) 67,917 shares which Mr.
     Swendrowski can acquire by exercising vested stock options; and (v) 72,000 shares held by
     Cranberries Limited, Inc. ("CLI"), a corporation which Mr. Swendrowski shares ownership and which Mr. Swendrowski controls, with respect to which he shares voting and investment power. On
     November 5, 2001, prior to the effectiveness of our one-for-four reverse stock split, CLI converted 287,998 Class B shares into 287,998 Class A shares under the terms of our Articles of
     Incorporation. As a result, CLI no longer owns any Class B shares. There are no longer any
     Class B shares issued or outstanding.
(4)  Mr. Hawk resigned as our President and Chief Operating Officer, and as a director, effective
     July 2, 2001. The Class A shares listed include (i) 74,550 shares which Mr. Hawk owns directly;
     (ii) 2,766 shares which Mr. Hawk's wife owns or which are held in his wife's IRA account, with respect to which he shares voting and investment power; and (iii) 5,197 shares held in his IRA account.

(5)  Includes 1,750 shares which Mr. Kress can acquire by exercising vested stock options.  Mr. Kress is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.
(6)  Includes 3,425 shares which Mr. Klus can acquire by exercising vested stock options.  Mr. Klus is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.
(7)  Includes 12,425 shares which Mr. Haddow can acquire by exercising vested stock options.  Mr. Haddow is also a member of the limited liability company that is controlled by Mr. Swendrowski and that owns our Series B Preferred shares.

(8)  Includes 3,425 shares which Mr. Lukas can acquire by exercising vested stock options.
(9)  The information given is as of or about November 16, 2001, as reported in a Schedule 13D filed with the Securities and Exchange Commission jointly by Sun Northland, Sun Capital Partners II,
     LP, a Delaware limited partnership, Sun Capital Advisors II, LP, a Delaware limited partnership, Sun Capital Partners, LLC, a Delaware limited liability company, Mr. Leder and Mr.
     Krouse (the "Sun 13D"). Mr. Leder and Mr. Krouse each own 50% of the membership interests of
     Sun Capital Partners, LLC, which is the ultimate parent of Sun Northland. As a result, Mr.
     Leder and Mr. Krouse may be deemed to beneficially own the Class A shares and Series A
     Preferred shares beneficially owned by Sun Northland (see Note 12). Mr. Leder and Mr. Krouse
     share voting power with respect to all of these shares and share investment power with respect to 78,844,820 of these shares. The number of Class A shares listed takes into account the Class
     A shares issuable upon automatic conversion of the Series A Preferred shares, even though such
     Class A shares are not issued and outstanding as of the date of this proxy statement. Mr.
     Leder's and Mr. Krouse's address is 5200 Town Center Circle, Suite 470, Boca Raton, Florida,
     33486.
(10) The number of Class A shares listed includes 133,800 shares which certain of our executive officers and directors can acquire by exercising vested stock options.
(11) As reported in the Sun 13D, these shares consist of (i) 37,122,695 Class A shares held directly by Sun Northland; (ii) 7,618,987 Class A shares held by certain parties to a Stockholders'
     Agreement, dated as of November 6, 2001, by and among Northland, Sun Northland and the other parties thereto, with respect to which Sun Northland has sole voting power and no investment power; and (iii) 41,722,125 Class A shares which are issuable upon automatic conversion of the
     Series A Preferred shares. Sun Northland's address is 5200 Town Center Circle, Suite 470, Boca
     Raton, Florida, 33486.
(12) U.S. Bank National Association's address is 601 Second Avenue South, Minneapolis, Minnesota,
     55402-4302.
(13) U.S. Bank National Association is one of the parties to the Stockholders' Agreement referenced in Note 12. As a result, Sun Northland and its affiliates have sole voting power over all of the Class A shares indicated.

                             EXECUTIVE COMPENSATION

General
          All of the directors currently serving on the Board, with the exception of Mr. Swendrowski, were appointed to the Board effective November 6, 2001 in connection with the Restructuring, as required by the terms of the Purchase Agreement. As of the date of this proxy statement, the new Board had not appointed a compensation committee. Since none of the directors who served on our Compensation and Stock Option Committee in fiscal 2001 remains a director, and there currently is no Compensation and Stock Option Committee constituted, the following discussion highlights some of the considerations and decisions previously made by our former Compensation and Stock Option Committee with respect to the compensation of our executive officers in fiscal 2001 and before the Restructuring. The following discussion is not a report of our former Compensation and Stock Option Committee. Future policies and practices with respect to how our executive officers will be compensated have not yet been determined, except as specifically described below.

Fiscal 2001 Compensation Generally

          Prior to the Restructuring, our compensation policies and practices generally attempted to attract, motivate and retain qualified executive officers and provide a total compensation package which was based on corporate and personal performance and which was competitive in the fruit juice/beverage industry. Compensation for our executive officers consisted of base salary, potential annual bonuses, potential stock option grants and the opportunity to participate in our 401(k) plan. Prior to the Restructuring, we established each executive officer's base salary at the start of each fiscal year. Our former Compensation and Stock Option Committee considered several factors in determining the base salary of our executive officers, including (i) the Chief Executive Officer's recommendations (except with respect to his own base salary);(ii) our performance during the most recent fiscal year; and (iii) the individual achievements of our executive officers, including contributions to our financial results for the past year, and relationships with other Northland personnel.

          With respect to compensation decisions made by our former Compensation and Stock Option Committee at the beginning of fiscal 2001, the committee took into account the fact that Northland's earnings, financial performance and financial condition continued to suffer in fiscal 2000. As a result:

          * except with respect to certain promotions, our former Compensation and Stock Option Committee approved only very modest salary increases for fiscal 2001;

          * we paid no bonuses to our executive officers for fiscal 2001 (although our executive officers received certain payments in connection with the termination of severance arrangements and the termination of our Severance and Stay Bonus Plan effective upon consummation of the Restructuring. See "--Employment and Severance Agreements," below); and

          * we awarded option grants to purchase a total of 29,750 Class A shares to our executive officers.

          Our former Compensation and Stock Option Committee also reviewed the factors discussed above in making a determination of the base salary of our Chief Executive Officer at the beginning of fiscal 2001. In addition, our former Compensation and Stock Option Committee considered the ongoing extensive efforts of our Chief Executive Officer in evaluating and negotiating potential restructuring transactions and managing our trade payables and other debt relationships. Despite these positive contributions, our former Compensation and Stock Option Committee did not increase the base salary of our Chief Executive Officer for fiscal 2001. The terms of the Restructuring required that our Chief Executive Officer's salary for fiscal 2002 remain at its fiscal 2001 level.

          In addition to the options granted in fiscal 2001, as part of the Restructuring, we granted options to purchase a total of 5,014,081 Class A shares on November 6, 2001 with an exercise price of approximately $0.089 per share and an expiration date of November 6, 2011. Of those grants, the following individuals received grants to purchase the indicated number of Class A shares:
Mr. Swendrowski - 852,394; Mr. Kress - 601,690; Mr. Haddow - 476,338; and Mr. Klus - 476,338. The options vest one-fourth annually beginning on the first anniversary of the date of grant, provided that the optionee then remains employed by us. The options will vest in full upon any subsequent change in control of our company.

Summary Compensation Information

          In the table below, we describe the compensation we paid for the last three fiscal years to our Chief Executive Officer and certain of our other executive officers whose salary and bonuses were more than $100,000 in fiscal 2001. We sometimes refer to the people in the table below as our "named executive officers." All share information listed below gives effect to the one-for-four reverse stock split of our common stock that occurred at the close of business on November 5, 2001.

                                                  Annual
                                              Compensation            Stock
     Name and                   Fiscal                            Option Grants        All Other
  Principal Positions            Year     Salary      Bonus          (shares)        Compensation(2)
  -------------------            ----     ------      -----          --------        ---------------
John Swendrowski                 2001    $420,894    $      0          7,500          $   5,250(3)
  Chairman of the Board          2000    $420,000    $      0          2,500          $   5,167
  and Chief Executive Officer    1999    $400,000    $115,000          3,750          $   4,999

Robert E. Hawk                   2001    $212,414    $      0          5,000          $   5,250
  Former President and           2000    $190,000    $      0          1,000          $   5,167
  Chief Operating Officer        1999    $170,000    $ 35,000            500          $   4,999

Ricke A. Kress                   2001    $177,722    $      0          2,500          $   5,250
  President and                  2000    $160,000    $      0            750          $   3,500
  Chief Operating Officer (1)    1999    $123,333    $      0          1,250          $       0

Steven E. Klus                   2001    $158,431    $      0          2,500          $   5,250
  Vice President -               2000    $150,800    $      0            750          $   4,312
  Manufacturing                  1999    $125,500    $ 19,500            500          $   4,858


William J. Haddow                2001    $135,791    $      0          2,500          $   5,250
  Vice President --              2000    $125,876    $ 25,000            750          $   5,250
  Purchasing and                 1999    $100,095    $ 25,000            500          $   5,000
Transportation


David J. Lukas                   2001    $150,000    $      0              0         $    5,250
  Vice President -               2000    $162,500    $      0            750         $    5,250
  Administration                 1999    $130,000    $ 25,000            875         $    5,000

--------------------------------
(1)  Mr. Hawk resigned as our President and Chief Operating Officer, and as a director, effective July 2, 2001. In addition to the amounts listed, he received $59,080 in fiscal
     1999 to reimburse him in part for taxes he paid after exercising stock options.
(2)  Includes matching contributions we made under our 401(k) plan to each person.
(3)  We paid $47,881, $48,272 and $48,555 of premiums on a split-dollar insurance policy on the life of Mr. Swendrowski in fiscal 2001, 2000 and 1999, respectively. We did not include this data in the table because when the policy is surrendered to us or when Mr. Swendrowski dies, we will be reimbursed for these premium payments.

Stock Options


          We have four stock option plans currently in place: the 1987, 1989, 1995 and 2001 Stock Option Plans. There are no shares remaining available for new grants under the 1987 Plan or the 1989 Plan, although options previously granted under such plans remain outstanding. The following table lists the option grants under the 1995 Plan which we made during fiscal 2001, as well as certain other information relating to those grants. All share information listed below gives effect to the one-for-four reverse stock split of our common stock that occurred at the close of business on November 5, 2001.

                                                  Fiscal 2001 Option Grants

                                                                                                Potential Realizable Value
                                 Shares        Percentage of                                    At Assumed Annual Rates of
                               Underlying      Total Options      Exercise                       Stock Price Appreciation
                                Options       Granted to all     Price per     Expiration          For Option Term(3)
      Name                     Granted(1)        Employees        share(2)       Date           5%                    10%
----------------------         ----------      -------------     ----------   ------------  ---------------------------------
John Swendrowski                  7,500            23.3%        $  3.12         10/18/10     $      14,716      $     37,294

Robert E. Hawk (4)                5,000            15.5%        $  3.12           N/A                  N/A             N/A

Ricke A. Kress                    2,500            7.8%         $  3.12         10/18/10     $       4,905      $     12,431

Steven E. Klus                    2,500            7.8%         $  3.12         10/18/10     $       4,905      $     12,431

William J. Haddow                 2,500            7.8%         $  3.12         10/18/10     $       4,905      $     12,431

---------------------
(1)  These options are nonqualified stock options under the Internal Revenue Code. The options were granted on October 18,
     2000 and vest one-third annually beginning on the first anniversary of the date of grant.
(2)  A holder can pay the exercise price of options in cash, by delivering previously issued Class A shares, or a combination of both.
(3)  These values represent the difference between the exercise price of the options and the value of the Class A shares on the date that the options will be exercised, assuming certain rates of appreciation in the value of Class A shares and assuming the options will be exercised on their respective expiration dates. We have not taken into account taxes or other payments which the holders of options may have to pay upon exercise. The actual values of the options will depend on the value of the Class A shares on the date the options are exercised. The 5% and 10% rates we used in these calculations are not our estimates of our future performance or the future price of Class A shares. Rather, we are required to use these rates by the rules of the SEC. We cannot guarantee that these rates of appreciation will actually be achieved. As of our fiscal year-end, the per share exercise prices of all outstanding exercisable and unexercisable options exceeded the fair market value of a Class A share.
(4)  Mr. Hawk resigned as our President and Chief Operating Officer, and as a director, effective July 2, 2001. As a result, such options have terminated.

          In addition to the options granted in fiscal 2001, as part of the Restructuring, we granted options to purchase a total of 5,014,081 Class A shares on November 6, 2001 with an exercise price of approximately $0.089 per share and an expiration date of November 6, 2011. Of those grants, the following individuals received grants to purchase the indicated number of Class A shares:
Mr. Swendrowski - 852,394; Mr. Kress - 601,690; Mr. Haddow - 476,338; and Mr. Klus - 476,338. The options vest one-fourth annually beginning on the first anniversary of the date of grant, provided that the optionee then remains employed by us. The options will vest in full upon any subsequent change in control of our company.

          We have set forth below certain information about the number and value of unexercised stock options held by our named executive officers as of the end of fiscal 2001. There were no options exercised in fiscal 2001 by our named executive officers. All share information listed below gives effect to the one-for-four reverse stock split of our common stock that occurred at the close of business on November 5, 2001.

                          Number of Unexercised Options

                                            Number of Shares
                                           Underlying Options
                                       at End of Fiscal 2001(1)(2)
                                       ---------------------------

         Name                         Exercisable      Unexercisable
         ----                         -----------      -------------

     John Swendrowski                    65,583             9,167

     Ricke A. Kress                         750             3,750

     Steven E. Klus                       2,575             3,300

     William J. Haddow                   10,125             3,000

     David J. Lukas                      12,375               500

--------------------------
(1) These options are nonqualified stock options under the Internal Revenue Code. Each option has an exercise price equal to the fair market value of the Class A shares on the date of grant. As of our fiscal year-end, the per share exercise prices of all outstanding exercisable and unexercisable options exceeded the fair market value of a Class A share.
(2) In addition to the options listed, as part of the Restructuring, we granted options to purchase a total of 5,014,081 Class A shares on November 6, 2001 with an exercise price of approximately $0.089 per share and an expiration date of November 6, 2011. Such options vest one-fourth annually beginning on the first anniversary of the date of grant, provided that the optionee then remains employed by us. The options will vest in full upon a subsequent change in control of our company.

Director Compensation

          All of the directors currently serving on the Board, with the exception of Mr. Swendrowski, were appointed to the Board effective as of November 6, 2001 in connection with the Restructuring, as required by the terms of the Purchase Agreement. As of the date of this proxy statement, the new Board has not made a determination as to whether we will pay our directors any compensation for their service as directors following the Restructuring. We currently anticipate that we will not provide any compensation to our directors for such service. In fiscal 2001, we compensated our non-employee directors for their service on the Board by providing an annual retainer fee of $15,000, $500 for each Board and committee meeting attended (plus an additional $250 for each committee chairman per committee meeting attended), and reimbursement for directors' transportation, lodging and meal expenses incurred in attending meetings.

Employment and Severance Agreements


          Prior to November 6, 2001, we maintained the Northland Cranberries, Inc. Severance and Stay Bonus Plan to provide our key employees with appropriate incentives to continue with Northland through the conclusion of our process of exploring strategic alternatives. We were also party to a severance agreement with John Swendrowski which provided for certain rights and benefits for Mr. Swendrowski in the event of a "Change in Control" of the company (as defined in the severance agreement), and a letter agreement with Ricke A. Kress, our President and Chief Operating Officer, which provided for certain severance payments in the event of his termination of employment for other than "Cause." In connection with the Restructuring, we made cash payments under the Severance and Stay Bonus Plan of $30,000 to each of Mr. Steven E. Klus and Mr. William J. Haddow, along with payments to other officers and employees, and we terminated the plan. In addition, Mr. Swendrowski and Mr. Kress agreed to terminate their severance arrangements with us in return for a cash payment of $250,000 and $60,000, respectively. These payments were in most cases substantially less than the payments those individuals could have received under the terms of the Severance and Stay Bonus Plan and applicable employment arrangements.

          Additionally, on November 6, 2001, as part of the Restructuring, we entered into a new severance and noncompetition agreement with John Swendrowski which provides that, if prior to November 6, 2002, Mr. Swendrowski's employment is terminated without "Cause" (as defined in the agreement), or if he resigns for "Good Reason" (as defined in the agreement), he will continue to receive his then-current base salary (which will be no lower than his base salary as of November 6, 2001) for a period of six months from the date of termination. Additionally, the agreement provides that, during the "Non-Competition Period" (as defined in the agreement), Mr. Swendrowski will not directly or indirectly participate in any business or enterprise which is a direct and substantial competitor of Northland or its subsidiaries as of the date of his termination and which is located in the United States. The Non-Competition Period begins on the date of Mr. Swendrowski's termination of employment and ends on the date Mr. Swendrowski no longer continues to receive payments equal to 50% of his base salary. In no event will the Non-Competition Period exceed 18 months from the date of Mr. Swendrowski's termination of employment.

Other

          The 100 shares of our Series B Preferred Stock that we sold to Sun Northland in the Restructuring were subsequently transferred by Sun Northland for nominal consideration to a limited liability company whose managing member is our Chief Executive Officer and whose other members are also officers of Northland. Generally speaking, we will redeem the Series B Preferred shares after consummation of a transaction following which Sun Northland and its affiliates no longer own or control at least 10% of our voting power. The redemption price in such a circumstance varies depending upon the number of Series B Preferred shares then outstanding and the internal rate of return (as defined in our Articles of Incorporation) recognized by Sun Northland in connection with the transaction. Generally, the redemption price in such circumstances is zero if Sun Northland's internal rate of return is less than or equal to 40%, and increases as Sun Northland's internal rate of return increases. The limited liability company may be required to forfeit Series B shares in certain amounts if Mr. Swendrowski's employment with us is terminated.

                                 AUDIT COMMITTEE


          All of the directors currently serving on the Board, with the exception of Mr. Swendrowski, were appointed to the Board in connection with the Restructuring, as required under the terms of the Purchase Agreement. As of the date of this proxy statement, the new Board had not yet appointed a new audit committee, and is considering whether to repeal our Audit Committee Charter. Since none of the directors who served on the Audit Committee in fiscal 2001 remains a director, and there currently is no new audit committee, we have not supplied an audit committee report with this proxy statement. Our former Audit Committee met three times in fiscal 2001 and once during the period from the end of fiscal 2001 to November 6, 2001, and our former Audit Committee chair, as representative of our former Audit Committee, discussed the interim financial information contained in each quarterly earnings announcement with the Chief Financial Officer, Controller and independent auditors prior to public release. Our former Audit Committee members did not review or discuss the final audited financial statements for fiscal 2001 with management, since those audited financial statements were not yet available at the time of termination of our former Audit Committee; however, our former Audit Committee did receive and review preliminary fiscal year financial statements, and discussed those preliminary financial statements with management and our independent auditors. Similarly, prior to the Restructuring, our former Audit Committee discussed the matters required to be discussed by Statement of Auditing Standard No. 61 with our independent auditors, Deloitte & Touche LLP. Our former Audit Committee has not received a written disclosure and letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1. Our former Audit Committee did not recommend to the Board that the audited financial statements be included in our Annual Report on Form 10-K to be filed with the Securities and Exchange Commission, since those audited financial statements were not yet available at the time of termination of our former Audit Committee.

                      DELOITTE & TOUCHE LLP FEE DISCLOSURE

          Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of our annual financial statements for the fiscal year ended August 31, 2001 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $273,285.

          Financial Information Systems Design and Implementation Fees. There were no fees billed by Deloitte & Touche LLP for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended August 31, 2001.

          All Other Fees. The aggregate fees billed by Deloitte & Touche LLP for services rendered to us, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended August 31, 2001 were $84,401.


          Our former Audit Committee did not consider whether the provision of non-audit services by our principal auditor is compatible with maintaining auditor independence.

                    PROPOSAL TWO: AUTHORIZED SHARES AMENDMENT

General

          In connection with and as a required part of the Restructuring, our prior Board unanimously approved and recommended that the shareholders approve an amendment to our Articles of Incorporation which would increase the number of our authorized Class A shares from 60,000,000 to 150,000,000 (which we refer to as the "Authorized Shares Amendment"). The provisions of Article 4 of our Articles of Incorporation, as proposed to be amended by the Authorized Shares Amendment, are set forth in Appendix A to this proxy statement.

          In order to successfully complete the Restructuring and obtain Sun Northland's investment of $7 million of equity capital and assignment to us of its rights to acquire a substantial portion of our bank debt, Sun Northland required that its investment and assignment result in it owning 77.5% of our fully-diluted Class A shares. However, at the time of the Restructuring, we did not have enough available authorized but unissued Class A shares to allow us to issue to Sun Northland in the Restructuring enough Class A shares to equal 77.5% of our fully-diluted Class A shares. As a result, we issued to Sun Northland a combination of Class A shares and Series A Preferred shares that together constituted such percentage ownership. In connection with our issuance of these securities to Sun Northland, and as required by the terms of the Restructuring, we agreed with Sun Northland to submit to our shareholders a proposed amendment to our Articles of Incorporation which would increase our authorized Class A shares so that all of the Series A Preferred shares we issued to Sun Northland in the Restructuring could be converted into a sufficient number of Class A shares that, together with the Class A shares we issued to Sun Northland in the Restructuring, would constitute 77.5% of our fully-diluted Class A shares. Since each issued and outstanding Series A Preferred share is already essentially equivalent to 25 Class A shares with respect to voting, dividend and liquidation rights (and in all other material respects), conversion of the Series A Preferred shares into Class A shares will result in no substantive change to the relative voting, dividend and liquidation rights of the Class A shares currently issued and outstanding.

          As of the date of this proxy statement, there were approximately 49,826,455 Class A shares issued and outstanding and 1,668,885 Series A Preferred shares issued and outstanding. Upon effectiveness of the Authorized Shares Amendment (and the automatic conversion of each Series A Preferred Share into 25 Class A shares), there will be approximately 91,548,580 Class A shares issued and outstanding and no Series A Preferred shares issued and outstanding. As of the date of this proxy statement, the only understandings, agreements, plans or commitments legally obligating us to issue additional Class A shares were (i) pursuant to the automatic conversion of the issued and outstanding Series A Preferred shares as described above; (ii) pursuant to employee benefit plans, including our 1989, 1995 and 2001 stock option plans; and (iii) pursuant to the exercise of the two warrants to purchase Class A shares that we issued to our new secured lenders on November 6, 2001 in connection with the Restructuring, which warrants are exercisable for, in the aggregate, 5,086,106 Class A shares. Otherwise, there are no understandings, agreements, plans or commitments legally obligating us to issue additional Class A shares.

          Second, approval of the Authorized Shares Amendment will help ensure that a sufficient number of authorized Class A shares are readily available for issuance if subsequent appropriate corporate opportunities or purposes should arise. The Authorized Shares Amendment will allow us flexibility to issue additional Class A shares for, among other purposes, possible future stock splits and stock dividends, issuances from time to time in connection with acquisitions of other companies or product lines, possible future employee stock option or benefit plans, potential rights offerings, capital raising transactions or other general corporate purposes. As of the Record Date, out of the 60,000,000 Class A shares presently authorized, no Class A shares were available for subsequent issuance which were not otherwise issued and outstanding or reserved for specific purposes. By approving an increase in the available authorized number of Class A shares in advance of any specific need, the Board believes that we will be able to avoid the delay and expense of obtaining shareholder approval for a similar amendment at a later shareholder meeting called in response to a specific need. Following adoption of the Authorized Shares Amendment and conversion of the Series A Preferred Shares, there will be approximately 48.2 million authorized and unissued Class A shares.

          If the Authorized Shares Amendment is approved, additional Class A shares could be issued without further shareholder action (unless otherwise required in connection with certain statutory mergers and share exchanges) at such time or times and for such consideration as the Board in its discretion determines. Because our Articles of Incorporation do not provide preemptive rights, shareholders will not have a preferential right to subscribe for their proportionate share of any new issue of Class A shares unless so provided by the Board. Issuance of any additional Class A shares, other than as a pro rata distribution to existing shareholders, will dilute the proportionate voting power of existing shareholders.

Potential Anti-Takeover Effects

          We do not view the proposed Authorized Shares Amendment as part of any "anti-takeover" strategy. The Authorized Shares Amendment is not being advanced as the result of any known effort by any party to accumulate additional Class A shares, other than with respect to the conversion of the Series A Preferred shares which are already issued and outstanding, or to obtain voting control of Northland that any such party does not already have. Our majority shareholder, Sun Northland, already possesses voting control of the company.

          Certain other provisions of our Articles of Incorporation and By-Laws (as well as certain provisions of Wisconsin corporate law) also have or may have an anti-takeover effect. These provisions in our Articles of Incorporation and By-Laws include but are not limited to, (i) the Board's ability, without shareholder approval, to issue shares of preferred stock upon such terms and conditions as it may determine, and (ii) By-Law requirements governing the nomination of directors, the calling of special shareholder meetings and the raising of matters for consideration at shareholder meetings.

Vote Required

          Approval of the Authorized Shares Amendment requires the approval of
(i) the holders of Class A shares and the holders of the Series A Preferred shares voting together as a single voting group and (ii) the holders of Class A shares voting as a single voting group.

          The Authorized Shares Amendment will be approved by the holders of Class A shares and Series A Preferred shares voting together as a single voting group if the votes cast at the annual meeting (including those votes cast by proxy) within the voting group favoring the proposal exceed the votes cast opposing it. Any Class A shares or Series A Preferred shares which do not vote, whether by abstention, broker non-vote or otherwise, will not affect the approval of the Authorized Shares Amendment. Sun Northland beneficially owns all of the Series A Preferred shares and 37,122,695 Class A shares, and has indicated that it intends to vote its Series A Preferred shares and its Class A shares for the approval of the Authorized Shares Amendment, ensuring that the Authorized Shares Amendment will be approved by the holders of Class A shares and the holders of the Series A Preferred shares voting together as a single voting group.

          The Authorized Shares Amendment will be approved by the holders of Class A shares voting as a single voting group if the votes cast at the annual meeting (including those votes cast by proxy) within the voting group favoring the proposal exceed the votes cast opposing it. Any Class A shares which do not vote, whether by abstention, broker non-vote or otherwise, will not affect the approval of the Authorized Shares Amendment. Sun Northland has indicated that it intends to vote its Class A shares for the approval of the Authorized Shares Amendment, ensuring that the Authorized Shares Amendment will be approved by the holders of Class A shares voting as a single voting group.

          As part of and as required by the terms of the Restructuring, the Board (as constituted prior to the Restructuring) unanimously recommended a vote "for" the Authorized Shares Amendment. Class A shares represented at the annual meeting by executed but unmarked proxies will be voted "for" the Authorized Shares Amendment.

                        PROPOSAL THREE: CONSENT AMENDMENT

General

          In connection with, and as a required part of, the Restructuring, our prior Board unanimously approved, and recommended that the shareholders approve, an amendment to our Articles of Incorporation (which we refer to as the "Consent Amendment") which will, generally speaking, allow for certain actions to be taken by written consent of less than all of our shareholders pursuant to the provisions and within the limitations of the Wisconsin Business Corporation Law ("WBCL"). The new Article 9 of our Articles of Incorporation that will be created upon effectiveness of the Consent Amendment is set forth in Appendix B to this proxy statement.

          Section 180.0704 of the WBCL provides in pertinent part that action required or permitted by the WBCL to be taken at a shareholders' meeting may be taken without a meeting, if the Articles of Incorporation so provide, "by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted..." Our Articles of Incorporation do not currently contain a provision permitting the shareholders having the minimum number of votes necessary to authorize an action to do so by written consent. We believe that the addition of such a provision would be in the best interests of Northland and our shareholders, primarily because it will allow us, in situations where we can obtain the requisite consent in writing, to take prompt action with respect to corporate opportunities that develop, without the delay and expense of convening a shareholder meeting for the purpose of approving the action. We believe that in such cases where shares representing a majority of the voting power necessary to effect a given action have already consented to such action, and thus approval of the action by the shareholders is assured, a shareholder meeting could unnecessarily utilize time and resources that are better spent on other corporate functions.

          Importantly, as of the date of this proxy statement, Sun Northland holds shares representing well in excess of a majority of our fully-diluted voting power. As a result, approval of the Consent Amendment will allow Sun Northland to unilaterally take shareholder action by written consent without a shareholder meeting, subject to the notice and other provisions of the WBCL and subject to the provisions of federal securities laws (including, without limitation, Regulation 14C under the Securities Exchange Act of 1934, as amended, which would generally speaking require us to issue an information statement to shareholders prior to the taking of shareholder action by written consent).

Vote Required

          Approval of the Consent Amendment requires the approval of the holders of Class A shares and the holders of Series A Preferred shares voting together as a single voting group. The Consent Amendment will be approved by the holders of Class A shares and Series A Preferred shares voting together as a single voting group if the votes cast at the annual meeting (including those votes cast by proxy) within the voting group favoring the proposal exceed the votes cast opposing it. Any Class A shares or Series A Preferred shares which do not vote, whether by abstention, broker non-vote or otherwise, will not affect the approval of the Consent Amendment. Sun Northland has indicated that it intends to vote its Series A Preferred shares and its Class A shares for the approval of the Consent Amendment, ensuring that the Consent Amendment will be approved by the holders of Class A shares and the holders of Series A Preferred shares voting together as a single voting group.

          As part of and as required by the terms of the Restructuring, the Board (as constituted prior to the Restructuring) unanimously recommended a vote "for" the Consent Amendment. Class A shares represented at the annual meeting by executed but unmarked proxies will be voted "for" the Consent Amendment.

                          STOCK PERFORMANCE INFORMATION


          The line graph below compares the percentage change during the last five fiscal years in the total return on our Class A shares with the total return of companies in the Nasdaq Total Return Index and companies in a peer group we selected (including American Italian Pasta Co., J.M. Smucker Company, Robert Mondavi Corp., Triarc Companies, Chalone Wine Group, LTD, Seneca Foods Corp. and Todhunter International, Inc.). Some of the companies included in the stock performance graph in our proxy statement for fiscal 2000 are not included in the stock performance graph below. Orange Co., Inc. is not included in the graph below because it is no longer a publicly traded company. Beringer Wine Estates is not included in the graph below because it was acquired by a company with significantly larger market capitalization than ours. Celestial Seasonings is not included in the graph below because it was acquired by a company that does not compete primarily in the beverage industry.


Comparison of Five-Year Total Shareholder Returns
(on a dividend reinvested basis)


                               [GRAPHIC OMITTED]

                                      08/31/96    08/31/97     08/31/98     08/31/99    08/31/00     08/31/01
                                      --------    --------     --------     --------    --------     --------
Northland Cranberries, Inc.           $100.00       96.02         55.26       38.75         9.59        5.13
Nasdaq Stock Market (US Companies)    $100.00      139.49        131.81      244.89       374.19      160.03
Peer Group Index                      $100.00      163.64        106.80      135.05       122.43      181.32

                              CERTAIN TRANSACTIONS


Restructuring

          As part of the Restructuring, members of our then current bank group exchanged approximately $153.8 million of total outstanding revolving credit agreement indebtedness for a total of $38.4 million in cash and our issuance to certain members of our bank group of revised debt obligations in the total principal amount of $25.7 million and 7,618,987 Class A shares to certain bank group members who decided to continue as our lenders after the Restructuring. As part of the 7,618,987 Class A shares that we issued to certain bank group members in the Restructuring, we issued 4,658,873 Class A shares (or approximately 5.1% of the total Class A shares issued and outstanding as of the date of this proxy statement, assuming conversion of the Series A Preferred shares) and a promissory note in the principal amount of $16,013,000 to U.S. Bank National Association in exchange for approximately $54.5 million of our indebtedness held by U.S. Bank National Association, which was subsequently cancelled. In addition, we paid a fee of $64,285 to U.S. Bank National Association as agent under our Amended and Restated Credit Agreement with members of our bank group who decided to continue as our lenders after the transactions. We also paid the legal and other expenses incurred by U.S. Bank National Association (as well as other current and former members of our bank group) in connection with the transactions in an aggregate amount of approximately $125,000.


          We paid Sun Northland a fee of $700,000 in consideration of certain services Sun Northland rendered to us in connection with structuring and negotiating the Restructuring. In addition, we are obligated to pay the legal and other expenses incurred by Sun Northland in connection with the Restructuring in an aggregate amount of approximately $600,000.

          As part of and as required by the terms of the Restructuring, we entered into a management services agreement with Sun Capital Partners Management, LLC, pursuant to which we will receive financial and management consulting services from Sun Capital Partners Management, LLC and obtain the benefit of the experience of Sun Capital Partners Management, LLC in business and financial management in exchange for an annual fee (which is to be paid in quarterly installments) equal to the greater of $400,000 or 6% of our EBITDA (as defined therein), provided that the fee will not exceed $1 million a year unless approved by a majority of our directors who are not affiliates of Sun Capital Partners Management, LLC. This agreement terminates on the earlier of November 6, 2008 or the date on which Sun Northland and its affiliates no longer own at least 50% of our voting power.


          The 100 shares of our Series B Preferred Stock that we sold to Sun Northland in the Restructuring were subsequently transferred by Sun Northland for nominal consideration to a limited liability company whose managing member is our Chief Executive Officer and whose other members are also officers of Northland.


          Sun Northland is majority owned by Sun Capital Partners II, LP. The general partner of Sun Capital Partners II, LP is Sun Capital Advisors II, LP. The general partner of Sun Capital Advisors II, LP is Sun Capital Partners, LLC. Marc J. Leder and Rodger R. Krouse, two of our directors, each own 50% of the membership interests in Sun Capital Partners, LLC. Messrs. Leder and Krouse are also co-Chief Executive Officers of Sun Northland.

          Sun Capital Partners Management, LLC is wholly owned by Sun Capital Advisors II, LP.

Debt Guarantee

          On May 13, 1997, we guaranteed $1 million of outstanding obligations to a bank of an independent cranberry grower, Mr. Richard Teske. Mr. Teske became one of our executive officers in fiscal 2001.

                                  OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires certain of our executive officers, directors and persons who beneficially own more than 10% of our common stock to file reports of changes in ownership of our common stock with the SEC. Those people are required by SEC regulations to furnish us with copies of all Section 16(a) forms which they file. To our knowledge, all of those people complied with all Section 16(a) filing requirements in fiscal 2001.

Northland's Independent Auditors

          Prior to the Restructuring, the Board as then constituted reappointed Deloitte & Touche LLP to serve as our independent auditors for fiscal 2002. We expect that representatives of Deloitte & Touche LLP will be at the annual meeting and will have a chance to make a statement if they would like to do so. They will also be available to respond to your questions.

Miscellaneous

          We will bear the cost of soliciting proxies. We do not anticipate that we will retain anyone to solicit proxies or that we will pay compensation to anyone for that purpose. We will, however, reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold Class A shares.

          If you wish to include a proposal in our proxy statement for the 2003 annual meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, then you should forward the proposal to our Secretary by August 23, 2002. If you submit a proposal other than pursuant to Rule 14a-8 less than 30 days in advance of the 2003 annual meeting, your proposal will be considered untimely under our by-laws and we will not be required to present your proposal at the 2003 annual meeting. If the Board chooses to present your proposal despite its untimeliness, the people named in the proxies solicited by the Board for the 2003 annual meeting will have the right to exercise discretionary voting power with respect to your proposal.

          If you would like to receive a copy of our fiscal 2001 annual report on Form 10-K (without exhibits), please write to our Secretary at 800 First Avenue South, P.O. Box 8020, Wisconsin Rapids, Wisconsin 54495-8020, and we will provide you with a copy free of charge.

                                        NORTHLAND CRANBERRIES, INC.

                                        [PRINTER TO INSERT SIGNATURE]

                                        Kenneth A. Iwinski
                                        Vice President - Legal and
                                        Secretary


Wisconsin Rapids, Wisconsin
December 21, 2001

                                                                      APPENDIX A


The Authorized Shares Amendment would amend the first sentence of Article 4 of our Articles of Incorporation in its entirety to read as follows:

          Article 4. The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is One Hundred Fifty-Nine Million (159,000,000) shares, consisting of: (i) One Hundred Fifty Million (150,000,000) shares of a class designated as "Class A Common Stock," with a par value of one cent ($.01) per share;
          (ii) Four Million (4,000,000) shares of a class designated as "Class B Common Stock," with a par value of one cent ($.01) per share; and
          (iii) Five Million (5,000,000) shares of a class designated as "Preferred Stock," with a par value of one cent ($.01) per share.

                                                                      APPENDIX B


The Consent Amendment would create a new Article 9 to our Articles of Incorporation which would read in its entirety as follows:


          Article 9. Action required or permitted by the Wisconsin Business Corporation Law to be taken at a shareholders' meeting may be taken without a meeting if a written consent or consents, describing the action so taken, is or are signed by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the case of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

                                                                                                          APPENDIX C

                                                    NORTHLAND CRANBERRIES, INC.
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /x/
                                                                         FOR ALL
                                                                         EXCEPT
                                                                        NOMINEES
                                                                         WRITTEN
                                                                         ON THE
                                                                          SPACE
1)   Election of Directors -                                             PROVIDED
     Nominees:  John Swendrowski, Marc J.            FOR    WITHHOLD      TO THE
     Leder, Rodger R. Krouse, David L.               ALL       ALL         RIGHT
     Kreilein, Clarence E. Terry and Kevin
     J. Calhoun                                      /__/      /__/       /__/     __________________________________________

2)   Authorized Shares Amendment -
     The proposal to approve an amendment to
     Northland Cranberries, Inc.'s Articles of       FOR     AGAINST    ABSTAIN
     Incorporation increasing the authorized
     shares of Class A Common Stock from             /__/      /__/       /__/
     60,000,000 to  150,000,000.

3)   Consent Amendment -
     The proposal to approve an amendment to
     Northland Cranberries, Inc.'s Articles of
     Incorporation allowing for certain actions to   FOR     AGAINST    ABSTAIN
     be taken by written consent of less than all
     shareholders                                    /__/      /__/       /__/

4)   In their discretion, upon such other
     business as may properly come before
     the meeting and at any adjournment
     thereof
                                                                                                        Dated:______________, 200_


                                                                                   Signature(s)___________________________________

                                                                                   _______________________________________________
                                                                                   PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS
                                                                                   PROXY  CARD.   When shares are held by joint
                                                                                   tenants, both should sign.  When signing as
                                                                                   attorney, executor, administrator, trustee or
When properly executed, this proxy will be voted as                                guardian, please give your full title as such.
you have directed herein.  If no direction is made,                                If you are a corporation, please sign in full
this proxy will be voted FOR the six director                                      corporate name by the president or other
nominees indicated above, FOR the Authorized                                       authorized officers.  If you are a partnership,
Shares Amendment proposal and FOR the Consent                                      please sign in partnership name by an authorized
Amendment proposal. It will also be voted in accordance                            person.
with the best judgment of the proxies named herein
on any other business that may properly come
before the meeting.

-----------------------------------------------------------------------------------------------------------------------------------
                                                  [ ]    FOLD AND DETACH HERE    [ ]

                                                           YOUR VOTE IS IMPORTANT!

                                  PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY
                                                   USING THE ENCLOSED ENVELOPE.

                           NORTHLAND CRANBERRIES, INC.

                ANNUAL MEETING OF SHAREHOLDERS - JANUARY 30, 2002

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


          I hereby appoint John Swendrowski and Mark J. Leder, and either or both of them, as my proxy, and hereby authorize either or both of them to represent and to vote, as I have indicated below, all my shares of Class A Common Stock of Northland Cranberries, Inc., which I held of record on December 13, 2001, at the annual meeting of shareholders scheduled to be held on January 30, 2002, and at any adjournment thereof. I also authorize either or both of them to appoint his substitute.


          I further acknowledge receipt of the 2001 Annual Report to Shareholders, including the Notice of the Annual Meeting and the Proxy Statement, and I hereby revoke any other proxy I may have executed previously for the 2002 annual meeting of shareholders.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IMMEDIATELY USING THE ENCLOSED ENVELOPE.

Please do not fold                 (Continued and to be signed on reverse side.)
--------------------------------------------------------------------------------